Exhibit 99.1

FOR IMMEDIATE RELEASE
Contacts:	Brent Anderson, VP Investor Relations
(972) 580-6360 (office)
Brent.Anderson@meritagehomes.com
Meritage Homes Reports Strong Order Growth of 46% and Revenue Growth of 48%
for the Fourth Quarter 2012

SCOTTSDALE, Ariz., January 31, 2013 (GLOBE NEWSWIRE) – Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, today announced fourth quarter results for the period ended December 31, 2012.
Summary Operating Results (unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2012	2011	%Chg	2012	2011	%Chg
Homes closed (units)	1,240	894	39%	4,238	3,268	30%
Home closing revenue	$364,118	$245,730	48%	$1,184,360	$860,884	38%
Average sales price - closings	$294	$275	7%	$279	$263	6%
Home orders (units)	1,094	749	46%	4,795	3,405	41%
Home order value	$353,862	$206,061	72%	$1,414,772	$907,922	56%
Average sales price - orders	$323	$275	18%	$295	$267	11%
Ending backlog (units)				1,472	915	61%
Ending backlog value				$479,266	$248,854	93%
Average sales price - backlog				$326	$272	20%
Net income/(loss)	$95,128	$(11,774)	n/m	$105,163	$(21,106)	n/m
Diluted EPS	$2.49	$(0.36)	n/m	$3.00	$(0.65)	n/m
Management comments
“We finished 2012 with another quarter of strong growth in orders, as year-over-year sales remained brisk through the end of the year, lessening the typical seasonal slowdown we would expect for the fourth quarter,” said Steven J. Hilton, chairman and chief executive officer of Meritage Homes. “We increased sales by ensuring that we had well-located land for new communities in high-demand areas, designing and introducing exciting new plans into most of our markets, and successfully demonstrating the benefits of our industry-leading energy efficient homes, which enabled us to capitalize on the general resurgence in new home demand throughout the year.
“Our strong order growth throughout 2012 drove Meritage's total orders for the year to their highest point since 2007, and translated into the highest annual pre-tax income we've generated since 2006,” said Mr. Hilton. “Net income of $95 million for the fourth quarter of 2012 was driven by increased home closings and revenue, greater leverage of overhead expenses, lower interest expense and a $71.5 million net tax benefit. We earned $0.63 per diluted share for the quarter even before taking into account the net tax benefit from the reversal of most of our valuation allowance against our deferred tax assets. We expect to use the deferred tax asset to offset future income taxes.”
Mr. Hilton continued, “While 2012 was the second year of growth in U.S. new home sales since they bottomed in 2010, and the highest number of new homes were started since 2007, the absolute level of starts is still far below the historical average, indicating abundant opportunity for continued growth.
“Based on our expectations for additional growth, we invested approximately $480 million in land and development during the year, including the purchase of approximately 9,000 lots. We ended the year with about 20,800 total lots under control, up from about 16,700 lots at the end of 2011. Additionally, we have significantly higher backlog, total assets and stockholders' equity than we had at the end of 2011, with sufficient liquidity to grow as the housing market continues to recover.”
Fourth quarter 2012 operating results compared to 2011

•
Net income increased $106.9 million over 2011 to $95.1 million ($2.49 per diluted share) in the fourth quarter of 2012, compared to an $11.8 million loss ($0.36 per diluted share) in the prior year. 2012 results included $0.4 million of impairments and a net tax benefit of $71.5 million due to the reversal of most of the remaining deferred tax asset valuation allowance. Prior year results included $13.0 million of real estate-related impairments, primarily due to the wind down of operations in Las Vegas, and a $0.8 million loss from the sale of Meritage's only two golf courses.

•
Home closing revenue increased 48% due to a 39% increase in home closings and a 7% increase in average price over the prior year period. California, Texas and Florida accounted for the largest portion of the increase in total closing revenue. California more than doubled its fourth quarter closing revenue with a 117% increase over 2011.

•
Home orders increased 46%, and when combined with an 18% increase in average selling price that was primarily mix-driven, resulted in a 72% increase in total order value over the fourth quarter of 2011. The fourth quarter of 2012 was Meritage's seventh consecutive quarter of year-over-year growth in home orders, and the total of 1,094 homes ordered was higher than any fourth quarter since 2006. Average sales price for the fourth quarter increased to $323,000 from $275,000 in 2011.

•
Orders per average community during the fourth quarter increased 43% over the prior year to 7.0 from 4.9 in 2011, and reached their highest fourth quarter level since 2005. California achieved the highest orders per community for the quarter at 13.9; Colorado averaged 9.8; and Florida, 8.2.

•
Cancellation rate decreased to 13% in the fourth quarter of 2012, compared to 19% in the fourth quarter of 2011, reflecting a high quality backlog and greater confidence among buyers, supported by increasing prices and expectations of further home value appreciation.

•	Ending backlog of orders was up 61% over the prior year, and the total value of orders in backlog was up 93%, aided by a 20% increase in the average sales price per home.

•
Home closing gross profit increased 74% over the prior year, and home closing gross margin increased to 18.9% in the fourth quarter of 2012 compared to 16.0% in the fourth quarter of 2011. Margins increased primarily due to lower impairments and sales price increases, although sales price increases were largely offset by increases in various cost components. Excluding impairments from cost of sales, adjusted gross margins in the fourth quarter were 19.0% in 2012 and 18.8% in 2011, and slightly higher sequentially than 18.7% in the third quarter of 2012.

•
Commissions and selling expenses decreased by 120 basis points from the prior year, to 7.4% of home closing revenue in the fourth quarter of 2012, compared to 8.6% of home closing revenue in the fourth quarter of 2011, as higher closing revenue resulted in greater leverage of the fixed components within selling costs.

•	General and administrative expenses for the fourth quarter of 2012 decreased by 230 basis points to 4.9% of total revenue in 2012, compared to 7.2% of total revenue in 2011.

•
Interest expense decreased to $5.5 million or 1.5% of revenue in the fourth quarter of 2012, compared to $7.4 million or 3.0% of revenue in the fourth quarter of 2011. A greater portion of interest incurred was capitalized to assets under development, and interest expense leverage improved with increased revenue.

Full year 2012 operating results compared to 2011

•
Net income of $105.2 million for the full year of 2012 included a $5.8 million loss on early extinguishment of debt and $2.0 million of impairments, in addition to an $8.7 million charge related to litigation accruals and a $76.3 million net tax benefit primarily due to the reversal of most of the deferred tax asset valuation allowance. By comparison, the $21.1 million loss for the full year of 2011 included $16.2 million of asset impairments, primarily due to $9.2 million of charges related to the wind down of the company's operations in Las Vegas, and a tax provision of $0.7 million.

•	Home closings and closing revenue increased 30% and 38%, respectively, for 2012 as compared to 2011.

•
2012 home closing gross margins improved by 130 basis points to 18.4%, primarily due to lower impairment charges, compared to 17.1% for 2011. Adjusted home closing gross margins excluding impairments were 18.5% in 2012 and 18.2% in 2011.

•	Net orders for the year increased 41% in 2012 over 2011, and combined with an 11% increase in average sales prices, resulted in total order value increasing 56% year over year.
Balance sheet

•
Cash and cash equivalents, restricted cash and securities at December 31, 2012, totaled $295.5 million, compared to $333.2 million at December 31, 2011, as Meritage invested in additional inventory , as well as land and development, to support future growth in orders.

•
During the fourth quarter of 2012, management determined that most of the deferred tax asset previously reserved was more likely than not to be used within the statutory time limits, and that $79.9 million of the company's deferred tax valuation allowance should accordingly be reversed. $8.4 million of the $79.9 million was used for federal and state taxes in the fourth quarter of 2012, resulting in a net tax benefit of $71.5 million for the quarter. At year-end, deferred tax assets totaled $78.0 million net of $8.7 million of valuation allowances.

•
Real estate assets increased by $297.8 million for the year 2012, ending at $1.1 billion at December 31, 2012, compared to $815.4 million at December 31, 2011, funded by cash on hand and approximately $209 million of additional capital raised during the year.

•
Meritage ended the quarter with approximately 20,800 total lots under control, of which 84% were owned, compared to approximately 16,700 at December 31, 2011, a net increase of approximately 4,100 lots during the year.

•	Net debt-to-capital ratio at December 31, 2012 was 38.1%, compared to 35.8% at December 31, 2011.

Conference call
Management will host a conference call today to discuss the Company's results at 10:30 a.m. Eastern Time (7:30 a.m. Pacific Time). The call will be webcast by Business-to-Investor, Inc. (B2i), with an accompanying slideshow on the "Investor Relations" page of the Company's web site at http://investors.meritagehomes.com. For telephone participants, the dial-in number is 877-317-6789 and the conference number is 10023382. Participants are encouraged to dial in five minutes before the call begins. A replay of the call will be available for fifteen days, beginning at 12:00 p.m. ET on January 31, 2013 on the website noted above, or by dialing 877-344-7529, and referencing conference number 10023382. For more information, visit meritagehomes.com.

Meritage Homes Corporation and Subsidiaries
Operating Results
(Unaudited)
(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Operating results
Home closing revenue	$364,118	$245,730	$1,184,360	$860,884
Land closing revenue	468	260	9,314	360
Total closing revenue	364,586	245,990	1,193,674	861,244
Home closing gross profit	68,763	39,411	217,976	147,448
Land closing gross profit/(loss)	210	(6,222)	223	(6,340)
Total closing gross profit	68,973	33,189	218,199	141,108
Commissions and other sales costs	(26,883)	(21,036)	(94,833)	(74,912)
General and administrative expenses	(17,739)	(17,602)	(68,185)	(64,184)
Interest expense	(5,526)	(7,363)	(24,244)	(30,399)
Loss on extinguishment of debt	—	—	(5,772)	—
Other income, net (1)	4,775	1,208	3,689	8,011
Income/(loss) before income taxes	23,600	(11,604)	28,854	(20,376)
Benefit from/(provision for) income taxes	71,528	(170)	76,309	(730)
Net income/(loss)	$95,128	$(11,774)	$105,163	$(21,106)
Income/(loss) per share
Basic:
Income/(loss) per share	$2.67	$(0.36)	$3.09	$(0.65)
Weighted average shares outstanding	35,595	32,452	34,057	32,382
Diluted:
Income/(loss) per share	$2.49	$(0.36)	$3.00	$(0.65)
Weighted average shares outstanding	38,308	32,452	35,172	32,382
Non-GAAP Reconciliations:
Home closing gross profit	$68,763	$39,411	$217,976	$147,448
Add: Real estate-related impairments	436	6,696	1,340	8,870
Adjusted home closing gross profit	$69,199	$46,107	$219,316	$156,318
Income/(loss) before income taxes	$23,600	$(11,604)	$28,854	$(20,376)
Add Real estate-related impairments:
Terminated lot options and land sales	—	8,994	1,015	9,221
Impaired projects	436	4,029	994	6,103
Fixed asset impairment	—	848	—	848
Increase in litigation reserve (1)	—	—	8,720	—
Loss on early extinguishment of debt	—	—	5,772	—
Adjusted income/(loss) before income taxes	$24,036	$2,267	$45,355	$(4,204)

(1) Other income, net for the full year 2012 includes an $8.7 million charge to increase litigation reserves.

Meritage Homes Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)

	December 31, 2012	December 31, 2011
Assets:
Cash and cash equivalents	$170,457	$173,612
Investments and securities	86,074	147,429
Restricted cash	38,938	12,146
Other receivables	20,290	14,932
Real estate (2)	1,113,187	815,425
Deposits on real estate under option or contract	14,351	15,208
Investments in unconsolidated entities	12,085	11,088
Deferred tax assets, net	77,974	—
Other assets	42,206	31,538
Total assets	$1,575,562	$1,221,378
Liabilities and Equity:
Accounts payable, accrued liabilities, home sale deposits and other liabilities	$158,555	$126,057
Senior notes	496,472	480,534
Convertible senior notes	126,500	—
Senior subordinated notes	99,825	125,875
Total liabilities	881,352	732,466
Total stockholders’ equity	694,210	488,912
Total liabilities and equity	$1,575,562	$1,221,378
(2) Real estate – Allocated costs:
Homes under contract under construction	$192,948	$101,445
Unsold homes, completed and under construction	107,466	97,246
Model homes	62,411	49,892
Finished home sites and home sites under development	634,106	441,242
Land held for development	56,118	55,143
Land held for sale	21,650	29,908
Communities in mothball status	38,488	40,549
Total allocated costs	$1,113,187	$815,425

Supplemental Information and Non-GAAP Financial Disclosures (In thousands – unaudited):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Depreciation and amortization	$2,283	$1,911	$8,196	$7,178

Summary of Capitalized Interest:
Capitalized interest, beginning of period	$20,185	$14,115	$14,810	$11,679
Interest incurred	12,316	10,848	46,135	43,393
Interest expensed	(5,526)	(7,363)	(24,244)	(30,399)
Interest amortized to cost of home, land closings and impairments	(5,375)	(2,790)	(15,101)	(9,863)
Capitalized interest, end of period	$21,600	$14,810	$21,600	$14,810

			2012	2011
Notes payable and other borrowings			$722,797	$606,409
Less: cash and cash equivalents, restricted cash, and investments and securities			(295,469)	(333,187)
Net debt			427,328	273,222
Stockholders’ equity			694,210	488,912
Total capital			$1,121,538	$762,134
Net debt-to-capital			38.1%	35.8%

Meritage Homes Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Operating results
Net income/(loss)	$95,128	$(11,774)	$105,163	$(21,106)
Loss on early extinguishment of debt	—	—	5,772	—
Real-estate related impairments	436	13,023	2,009	15,324
Deferred tax valuation benefit	(70,265)	—	(77,974)	—
Equity in earnings from JVs and distributions of JV earnings—net	(77)	(30)	(585)	648
Increase in real estate and deposits, net	(110,044)	(31,851)	(298,361)	(95,697)
Other operating activities	(3,413)	7,709	43,489	26,695
Net cash used in operating activities	(88,235)	(22,923)	(220,487)	(74,136)
Net cash (used in)/provided by investing activities	(46,900)	38,649	23,844	141,182
Proceeds from issuance of new debt	—	—	426,500	—
Debt issuance costs	188	—	(9,312)	—
Repayments of senior notes	—	—	(315,080)	—
Net proceeds from issuance of common stock	—	—	87,113	—
Proceeds from stock option exercises and other	355	782	4,267	2,613
Net cash provided by financing activities	543	782	193,488	2,613
Net (decrease)/increase in cash	(134,592)	16,508	(3,155)	69,659
Beginning cash and cash equivalents	305,049	157,104	173,612	103,953
Ending cash and cash equivalents (3)	$170,457	$173,612	$170,457	$173,612

(3) Ending cash and cash equivalents as of December 31, 2012 and December 31, 2011 excludes investments and securities and restricted cash totaling $125 million and $160 million, respectively.

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(unaudited)

	Three Months Ended
	December 31, 2012		December 31, 2011
	Homes	Value	Homes	Value
Homes Closed:
Arizona	232	$67,910	176	$50,028
California	243	91,813	127	42,389
Colorado	65	20,991	83	27,338
Nevada	22	4,042	10	2,233
West Region	562	184,756	396	121,988
Texas	465	113,206	391	92,742
Central Region	465	113,206	391	92,742
Carolinas	33	11,375	—	—
Florida	180	54,781	107	31,000
East Region	213	66,156	107	31,000
Total	1,240	$364,118	894	$245,730
Homes Ordered:
Arizona	178	$56,426	128	$34,918
California	251	103,275	99	33,813
Colorado	98	35,391	55	18,279
Nevada	9	2,018	1	228
West Region	536	197,110	283	87,238
Texas	389	97,458	341	80,279
Central Region	389	97,458	341	80,279
Carolinas	33	11,772	24	8,616
Florida	136	47,522	101	29,928
East Region	169	59,294	125	38,544
Total	1,094	$353,862	749	$206,061

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(unaudited)

	Twelve Months Ended
	December 31, 2012		December 31, 2011
	Homes	Value	Homes	Value
Homes Closed:
Arizona	825	$221,100	594	$150,258
California	732	264,388	355	120,319
Colorado	292	96,807	258	83,095
Nevada	61	11,444	59	12,593
West Region	1,910	593,739	1,266	366,265
Texas	1,655	390,642	1,660	395,278
Central Region	1,655	390,642	1,660	395,278
Carolinas	117	41,888	—	—
Florida	556	158,091	342	99,341
East Region	673	199,979	342	99,341
Total	4,238	$1,184,360	3,268	$860,884
Homes Ordered:
Arizona	916	$256,684	627	$163,510
California	965	361,328	392	132,672
Colorado	364	123,403	276	89,624
Nevada	70	13,473	52	11,300
West Region	2,315	754,888	1,347	397,106
Texas	1,759	429,465	1,593	377,165
Central Region	1,759	429,465	1,593	377,165
Carolinas	142	50,613	24	8,616
Florida	579	179,806	441	125,035
East Region	721	230,419	465	133,651
Total	4,795	$1,414,772	3,405	$907,922
Order Backlog:
Arizona	249	$80,816	158	$45,232
California	315	124,588	82	27,648
Colorado	142	50,089	70	23,493
Nevada	14	3,105	5	1,076
West Region	720	258,598	315	97,449
Texas	500	132,317	396	93,494
Central Region	500	132,317	396	93,494
Carolinas	49	17,341	24	8,616
Florida	203	71,010	180	49,295
East Region	252	88,351	204	57,911
Total	1,472	$479,266	915	$248,854

Meritage Homes Corporation and Subsidiaries
Operating Data
(unaudited)

	Three Months Ended
	December 31, 2012		December 31, 2011
	Beg.	End	Beg.	End
Active Communities:
Arizona	34	38	37	37
California	19	17	22	20
Colorado	8	12	9	10
Nevada	2	1	3	2
West Region	63	68	71	69
Texas	68	65	65	67
Central Region	68	65	65	67
Carolinas	7	7	—	3
Florida	15	18	13	18
East Region	22	25	13	21
Total	153	158	149	157

	Twelve Months Ended
	December 31, 2012		December 31, 2011
	Beg.	End	Beg.	End
Active Communities:
Arizona	37	38	32	37
California	20	17	14	20
Colorado	10	12	9	10
Nevada	2	1	4	2
West Region	69	68	59	69
Texas	67	65	82	67
Central Region	67	65	82	67
Carolinas	3	7	—	3
Florida	18	18	10	18
East Region	21	25	10	21
Total	157	158	151	157

About Meritage Homes Corporation
Meritage Homes is the ninth-largest public homebuilder in the United States based on homes closed in 2011. Meritage builds a variety of homes across the Southern and Western states to appeal to a wide range of buyers, including first-time, move-up, luxury and active adults. As of December 31, 2012, the company had 158 actively selling communities in 15 metropolitan areas, including Northern California, East Bay/Central Valley and Southern California, Houston, Dallas/Ft. Worth, Austin, San Antonio, Phoenix/Scottsdale, Tucson, Las Vegas, Denver, Orlando, Tampa and Raleigh-Durham. In 2012, Meritage also announced its entry into the Charlotte market.

Meritage is an industry leader in innovation and energy efficiency. Meritage was the first national homebuilder to be 100 percent ENERGY STAR® qualified in every home it builds, and far exceeds ENERGY STAR standards in most of its communities. Meritage has designed and built more than 75,000 homes in its 27-year history, and has a reputation for its distinctive style, quality construction, and positive customer experience.

For more information, visit meritagehomes.com.
The Meritage Homes Corporation logo is available at
http://www.globenewswire.com/newsroom/prs/?pkgid=2624
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include those regarding the Company's expectations for a continued recovery in the homebuilding industry and for the company's additional growth, the sufficiency of its liquidity to support future growth, as well as the company's ability to use its deferred tax asset to offset future income taxes within the statutory periods, all of which are subject to significant risks and uncertainties. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations.
Meritage's business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company's stock and note prices may fluctuate dramatically. The risks and uncertainties include but are not limited to the following: weakness in the homebuilding market resulting from an unexpected setback in the current economic recovery; interest rates and changes in the availability and pricing of residential mortgages; adverse changes in tax laws that benefit our homebuyers; the ability of our potential buyers to sell their existing homes; cancellation rates and home prices in our markets; inflation in the cost of materials used to construct homes; the adverse effect of slower order absorption rates; potential write-downs or write-offs of assets, including pre-acquisition costs and deposits; the availability of finished lots and undeveloped land; our potential exposure to natural disasters; the liquidity of our joint ventures and the ability of our joint venture partners to meet their obligations to us and the joint venture; competition; the success of our strategies in the current homebuilding market and economic environment; the adverse impacts of cancellations resulting from small deposits relating to our sales contracts; construction defect and home warranty claims; the uncertainty of litigation; our success in prevailing on contested tax positions; our ability to preserve our deferred tax assets and use them within the statutory time limits; our ability to obtain performance bonds in connection with our development work; the loss of key personnel; our failure to comply with laws and regulations; the availability and cost of materials and labor; our lack of geographic diversification; fluctuations in quarterly operating results; the Company's financial leverage and level of indebtedness; our ability to take certain actions because of restrictions contained in the indentures for the Company's senior and senior subordinated notes and our ability to raise additional capital when and if needed; our credit ratings; successful integration of future acquisitions; government regulations and legislative or other initiatives that seek to restrain growth or new housing construction or similar measures; acts of war; the replication of our “Green” technologies by our competitors; our exposure to information technology failures and security breaches; and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2011 and most recent 10-Q under the caption “Risk Factors,” which can be found on our website.
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